Exhibit 5.1

LAWYERS

Davis Wright Tremaine LLP

ANCHORAGE  BELLEVUE  LOS ANGELES  NEW YORK  PORTLAND  SAN FRANCISCO  SEATTLE  SHANGHAI  WASHINGTON, D.C.

SUITE 2300	TEL (503) 241-2300
1300 SW FIFTH AVENUE	FAX (503) 778-5299
PORTLAND, OR 97201-5682	www.dwt.com

April 1, 2008

AVI BioPharma, Inc.

One SW Columbia

Suite 1105

Portland, OR 97258

Ladies and Gentlemen:

We have acted as counsel to AVI BioPharma, Inc. (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), to qualify for sale the 5,635,105 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) identified in the Registration Statement.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)          The Registration Statement filed by the Company under the Securities Act with the Commission on April 1, 2008, and each amendment thereto (the registration statement, as so amended, being hereinafter referred to as the “Registration Statement”).

(b)         The Certificate of Incorporation and Bylaws of the Company, as amended.

(c)          Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review we have assumed:

(a)          The genuineness of all signatures.

(b)         The authenticity of the originals of the documents submitted to us.

(c)          The conformity to authentic originals of any documents submitted to us as copies.

(d)         As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Our opinion set forth below is limited to the Oregon Business Corporation Act as in effect as of the date of this letter, and we do not express any opinion herein concerning any other law.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth herein, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP
Davis Wright Tremaine LLP